                                                      Filed Pursuant to Rule 433
                                                     Registration No. 333-134402


                               Province of Ontario
               U.S.$1,000,000,000 5.00% Bonds due October 18, 2011
                                Final Term Sheet
                                October 11, 2006


Underwriting Agreement dated as of October 11, 2006

  Issuer:                                     Province of Ontario

  Underwriters:

                                                                Principal Amount
                                                                of Securities to
  Underwriter                                                       be Purchased
  -----------                                                   ----------------
  ABN AMRO Bank N.V.                                            U.S.$260,000,000
  Barclays Capital Inc.                                              260,000,000
  RBC Capital Markets Corporation                                    260,000,000
  CIBC World Markets Corp.                                            35,000,000
  National Bank Financial Inc.                                        35,000,000
  Scotia Capital (USA) Inc.                                           35,000,000
  TD Securities (USA) LLC                                             35,000,000
  Bank of Montreal, London Branch                                     10,000,000
  BNP Paribas Securities Corp.                                        10,000,000
  Citigroup Global Markets Inc.                                       10,000,000
  Credit Suisse Securities (Europe) Limited                           10,000,000
  Deutsche Bank Securities Inc.                                       10,000,000
  HSBC Securities (USA) Inc.                                          10,000,000
  JPMorgan Securities Ltd.                                            10,000,000
  Merrill Lynch, Pierce, Fenner & Smith Incorporated                  10,000,000

           Total                                              U.S.$1,000,000,000
                                                              ==================


  Fiscal Agency Agreement:             Fiscal Agency Agreement dated as of
                                       October 18, 2006 between the Province of
                                       Ontario and The Bank of New York, as
                                       Fiscal Agent

  Expected Ratings:                    Moody's Aa2; S&P AA; DBRS AA

Title, Purchase Price and Description of Securities

  Title:                               5.00% Bonds due October 18, 2011

  Aggregate principal amount:          U.S.$1,000,000,000

  Denomination:                        U.S.$5,000 and integral multiples of
                                       U.S.$1,000 for amounts in excess of
                                       U.S.$5,000

  Price to public:                     99.755% plus accrued interest from
                                       October 18, 2006 if settlement occurs
                                       after that date

  Purchase price (include accrued      99.655% plus accrued interest from
  interest or amortization, if any):   October 18, 2006 if settlement occurs
                                       after that date

  Proceeds:                            U.S.$996,410,990 after deducting the
                                       underwriting discount and our estimated
                                       expenses

  Underwriting discount:               0.10%

  Maturity:                            October 18, 2011

  Interest rate:                       5.00%

  Yield to Maturity:                   5.056%

  Business Convention:                 Modified Following

  Day count convention:                30/360

  Interest payment dates:              Interest for the initial interest period
                                       from and including October 18, 2006 to,
                                       but excluding, April 18, 2007 will be
                                       payable on April 18, 2007. Thereafter,
                                       interest will be payable in two equal
                                       semi-annual installments in arrears on
                                       October 18 and April 18.

  Redemption provisions:               The Securities will not be redeemable
                                       prior to maturity unless specified events occur involving Canadian taxation

  Withholding Taxes:                   Principal of and interest on the
                                       Securities will be payable without
                                       withholding or deduction for Canadian
                                       withholding taxes to the extent described in the Preliminary Final Prospectus and Final Prospectus

  Business Days:                       London, New York, Toronto

  Sinking fund provisions:             None

  Other provisions:                    None

  European Economic Area
  Legend: This document does not constitute or form part of any offer or invitation to sell these bonds and is not soliciting any offer to buy these bonds in any jurisdiction where such offer or sale is not permitted. This document is, for the purposes of Article 15 of Directive 2003/71/EC, not a prospectus but an advertisement. In compliance with that Directive, a prospectus will be published in due course, subject to its approval by the United Kingdom Listing Authority, and investors will be able to obtain a copy of such prospectus from the office of the Province at the Ontario Financing Authority, One Dundas Street West, Suite 1400, Toronto, Ontario, Canada M5G 1Z3 and the London paying agent, The Bank of New York, One Canada Square, London E14 5AL, England. Investors should not subscribe for any bonds referred to in this advertisement except on the basis of information in that prospectus.


     The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling ABN AMRO toll-free at 1-888-226-3756, Barclays Capital toll-free at 1-888-227-2275, Ext. 2663 or RBC
Capital Markets toll-free at 1-866-375-6829.